Exhibit 10.20

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The following additional terms and conditions (“Additional Terms”) amend and revise the IAB Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less (IAB/AAAA Version 2.0) (“IAB Terms”) which are set forth in full below. In the event of a conflict between these Additional Terms and the IAB Terms, the Additional Terms shall govern.

Advertiser/Agency understands and agrees that Media Company may deliver Ads (including, but not limited to, banners, text links and Website Travel Deals) on any web property in the Media Company Travel Network. For the purpose of this Agreement, the “Media Company Travel Network” is defined as web site pages, properties, content or applications owned, operated, hosted by or for Media Company or for which Media Company sells and/or serves Ads. Advertiser/Agency authorizes and consents to all such placements.

STANDARD TERMS AND CONDITIONS FOR INTERNET ADVERTISING

FOR MEDIA BUYS ONE YEAR OR LESS (IAB/AAAA Version 2.0)

These Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less are intended to offer Media Companies, Advertisers, and their Agencies a voluntary standard for conducting business in a manner acceptable to all parties. This document is to accompany Agency or Media Company insertion orders and represents a common understanding for doing business. This document may not fully cover sponsorships and other arrangements involving content association or integration, and/or special production, but may be used as the basis for the media components of such contracts.

I. INSERTION ORDERS AND INVENTORY AVAILABILITY

a. From time to time, parties may negotiate insertion orders (“IO”s) under which a Media Company will deliver advertisements provided by Agency (“Ad(s)”) to Media Company’s site(s) (the “Site”) for the benefit of an Agency or Advertiser. At Agency’s discretion, an IO may either be submitted by Agency to Media Company or be submitted by Media Company, signed by Agency and returned to Media Company. In either case, an IO will be binding only if accepted as provided in Section I(b) below. Each IO shall specify: (a) the type(s) and amount(s) of inventory to be delivered (e.g., impressions, clicks or other desired actions) (the “Deliverables”); (b) the price(s) for such Deliverables; (c) the maximum amount of money to be spent pursuant to the IO (if applicable), (d) the start and end dates of the campaign, and (e) the identity of and contact information for any third party ad server (“3rd Party Ad Server”), if applicable. Other items that may be included are, but not limited to: reporting requirements such as impressions or other performance criteria; any special Ad delivery scheduling and/or Ad placement requirements; and specifications concerning ownership of data collected.

b. Media Company will make commercially reasonable efforts to notify Agency within two business days of receipt of an IO signed by Agency if the specified inventory is not available. Acceptance of the IO and these Terms and Conditions will be made upon the earlier of (a) written (which, unless otherwise specified, for purposes of these Terms and Conditions shall include paper, fax, or e-mail communication) approval of the IO by Media Company and Agency; or (b) the display of the first Ad impression by Media Company, unless otherwise agreed upon in the IO. Notwithstanding the foregoing, modifications to the originally submitted IO will not be binding unless signed by both parties.

c. Revisions to accepted IOs must be made in writing and acknowledged by the other party in writing.

II. AD PLACEMENT AND POSITIONING

a. Media Company must comply with the IO, including all Ad placement restrictions, requirements to create a reasonably balanced delivery schedule, and provide within the scope of the IO, an Ad to the Site specified on the IO when such Site is called up by an Internet user. Any exceptions must be approved by Agency in writing.

b. Media Company will use commercially reasonable efforts to provide Agency at least 10 business days, prior notification of any material changes to the Site that would change the target audience or significantly affect the size or placement of the Ad specified in the affected IO. Should such a modification occur with or without notice, as Agency’s and Advertiser’s sole remedy for change or notice, Agency may immediately cancel the remainder of the IO without penalty within the 10-day notice period. If Media Company has failed to provide such notification, Agency may cancel the remainder of the IO within 30 days of such modification, and in such case shall not be charged for any affected Ads delivered after such modification.

c. Media Company will submit or otherwise make electronically accessible to Agency within two business days of acceptance of an IO final technical specifications, as agreed upon by the parties. Changes to the specifications of the already purchased Ads after that two business day period will allow Advertiser to suspend (without impacting the end date unless otherwise agreed by the parties) delivery of the affected Ad for a reasonable time in order to either (i) send revised artwork, copy, or active URLs (“Advertising Materials”); (ii) request that Media Company resize the Ad at Media Company’s cost, and with final creative approval of Agency, within a reasonable time period to fulfill the guaranteed levels of the IO; (iii) accept a comparable replacement; or (iv) if the parties are unable to negotiate an alternate or comparable replacement in good faith within 5 business days, immediately cancel the remainder of the IO for the affected Ad without penalty.

Vers 062007 Page 2 of 8

55 N. Water Street, STE #1; Norwalk, CT 06854		Status:
Ph: (203) 899-3100 | Fax: (408) 521-3150		Order Date:
Revision Number:
Date: - -
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d. Ad delivery shall comply with editorial adjacencies guidelines stated on the IO. As Advertiser’s and Agency’s sole remedy for a violation of the foregoing sentence: (i) Ads that run in violation of such editorial adjacencies guidelines, if Media Company is notified of such violation within 30 days of the violation, shall be non-billable; and (ii) after Agency notifies Media Company that specific Ads are in violation of such editorial adjacencies guidelines, Media Company will make commercially reasonable efforts to correct within 24 hours such violation. In the event that such correction materially and adversely impacts such IO, the parties will negotiate in good faith mutually agreed changes to such IO to address such impacts. In the event that the parties cannot reach agreement on such changes within five business days from the implementation of such correction, Agency or Media Company may, upon the conclusion of such 5 business day period, immediately cancel such IO, without penalty.

III. PAYMENT AND PAYMENT LIABILITY

a. Invoices

The initial invoice will be sent upon completion of the first month’s delivery or within 30 days of completion of the IO, whichever is earlier. Invoices are to be sent to: Agency’s billing address as set forth in the IO and must include information reasonably specified by Agency such as the IO number. Advertiser name, brand name or campaign name, and any number or other identifiable reference stated as required for invoicing on the IO. All invoices pursuant to the IO must be received within 180 days of delivery of all Deliverables. Failure by Media Company to send such invoice or make such request shall be considered a waiver of right to payment for delivery of Ads for which no invoice was sent.

Media Company should provide invoices accompanied by proof of performance for the invoiced period, which may include access to online or electronic reporting as addressed in this document, subject to the notice and cure provisions of Section IV. Media Company should invoice Agency for the services provided on a calendar month basis with the net cost (i.e., the cost after subtracting Agency commission) based on actual delivery or based on prorated distribution of delivery over the term of the IO, as specified in the applicable IO.

b. Payment Date

Agency will make payment 30 days from receipt of invoice, or as otherwise stated in a payment schedule set forth in the IO. Media Company may notify Agency that it has not received payment in such thirty-day period and whether it intends to seek payment directly from Advertiser pursuant to Section IIIc, and may do so 5 business days after providing such notice.

c. Payment Liability

Unless otherwise set forth by Agency on the IO, Media Company agrees to hold Agency liable for payments solely to the extent proceeds have cleared from Advertiser to Agency for Ads placed in accordance with the IO. For sums not cleared to Agency, Media Company agrees to hold Advertiser solely liable. Media Company understands that Advertiser is Agency’s disclosed principal and Agency, as agent, has no obligations relating to such payments, either joint or several, except as specifically set forth in this Section III(c) and Section X(c).

Agency agrees to make every reasonable effort to collect and clear payment from Advertiser on a timely basis.

Agency’s credit is established on a client-by-client basis.

If Advertiser proceeds have not cleared for the IO, other Advertisers from the representing Agency shall not be prohibited from advertising on the Site due to such non-clearance if such other Advertisers’ credit is not in question.

Agency will make available to Media Company upon request written confirmation of the relationship between Agency and Advertiser. This confirmation should include, for example, Advertiser’s acknowledgement that Agency is its agent and is authorized o act on its behalf in connection with the IO and these Terms and Conditions. In addition, upon the request of Media Company, Agency will confirm whether Advertiser has paid to Agency in advance funds sufficient to make payments pursuant to the IO.

If Advertiser’s or Agency’s credit is or becomes impaired, Media Company may require payment in advance.

IV. REPORTING

a. Media Company must, within 2 business days of the start date on the IO, provide confirmation to Agency, either electronically or in writing, stating whether the components of the IO have begun delivery.

b. Media Company shall make reporting available at least as often as weekly, either electronically or in writing, unless otherwise specified in the IO. Reports must be broken out by day and summarized by creative execution, content area (Ad placement), and other variables defined in the IO, for example, impressions, keywords, and/or clicks.

Once Media Company has provided the online or electronic report, it agrees that Agency and Advertiser are entitled to reasonably rely on it, subject to receipt of Media Company’s invoice for such period.

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c. In the event that Media Company fails to deliver an accurate and complete report by the time specified, Agency may initiate makegood discussions pursuant to Section VI below.

In the event that Media Company learns that it has delivered an incomplete or inaccurate report, or no report at all, Media Company must cure such failure within 5 business days. Failure to cure may result in nonpayment for all activity for which data are incomplete or missing, until Media Company delivers reasonable evidence of performance and such report must be delivered within 30 days of Media Company’s learning of such failure or absent such knowledge, within 180 days of delivery of all Deliverables.

V. CANCELLATION AND TERMINATION

a. At any time prior to the serving of the first impression of the IO, Agency may cancel the IO with 30 days prior written notice, without penalty. For clarity and by way of example, if Agency cancels the IO 15 days prior to the serving of the first impression, Advertiser will only be responsible for the first 15 days of the IO.

b. Upon the serving of the first impression of the IO, Agency may cancel the IO for any reason, without penalty, by providing Media Company written notice of cancellation which will be effective after the later of: (i) 30 days after serving the first impression of the IO; or (ii) 14 days after providing Media Company with such written notice.

c. Either party may terminate an IO at any time if the other party is in material breach of its obligations hereunder that is not cured within 10 days after written notice thereof from the nonbreaching party, except as otherwise stated in this Agreement with regard to specific breaches. Additionally, if Agency or Advertiser commit a violation of the same Policy (as defined below), where such Policy had been provided by Media Company to Agency, on three separate occasions after having received timely notice of each such breach, even if such breach has been cured by Agency or Advertiser, then Media Company may terminate the IO associated with such breach upon written notice. If Agency or Advertiser do not cure a violation of a Policy within the applicable ten day cure period after written notice, where such Policy had been provided by Media Company to Agency, then Media Company may terminate the IO associated with such breach upon written notice.

d. Short rates will apply to cancelled buys to the degree stated on the IO.

VI. MAKEGOODS

a. Media Company shall monitor delivery of the Ads, and shall notify Agency either electronically or in writing as soon as possible (and no later than two weeks before IO end date unless the length of the campaign is less than two weeks) if Media Company believes that an under-delivery is likely. In the case of a probable or actual under-delivery, the parties may arrange for makegood consistent with these Terms and Conditions.

b. In the event that actual Deliverables for any campaign fall below guaranteed levels, as set forth in the IO, and/or if there is an omission of any Ad (placement or creative unit), Agency and Media Company will make an effort to agree upon the conditions of a makegood flight either in the IO or at the time of the shortfall. If no makegood can be agreed upon, Agency may execute a credit equal to the value of the under-delivered portion of the contract IO for which it was charged. In the event that Agency or Advertiser has made a cash pre-payment to Media Company, specifically for the campaign IO for which under-delivery applies, then if Agency and/or Advertiser is reasonably current on all amounts owed to Media Company under any other agreement for such Advertiser, Agency may elect to receive a refund for the under-delivery equal to the difference between the applicable pre-payment and the value of the delivered portion of the campaign. In no event shall Media Company provide a makegood or extend any Ad beyond the period set forth in the IO without prior written consent of Agency.

VII. BONUS IMPRESSIONS

a. Where Agency utilizes a 3rd Party Ad Server, Media Company will not bonus more than 10% above the Deliverables specified in the IO without prior written consent from Agency. Permanent or exclusive placements shall run for the specified period of time regardless of over-delivery, unless the IO establishes an impression cap for Third Party Ad served activity. Agency will not be charged by Media Company for any additional Ads above any level guaranteed or capped in the IO. If a 3rd Party Ad Server is being used and Agency notifies Media Company that the guaranteed or capped levels stated in the IO have been reached, Media Company will use commercially reasonable efforts to suspend delivery and, within 48 hours, may either 1) serve any additional Ads itself or 2) be held responsible for all applicable incremental Ad serving charges incurred by Advertiser after such notice has been provided and associated with over-delivery by more than 10% above such guaranteed or capped levels.

b. Where Agency does not utilize a 3rd Party Ad Server, Media Company may bonus as many ad units as Media Company chooses unless otherwise indicated on the IO. Agency will not be charged by Media Company for any additional advertising units above any level guaranteed in the IO.

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VIII. FORCE MAJEURE

a. Excluding payment obligations, neither party will be liable for delay or default in the performance of its obligations under this Agreement if such delay or default is caused by conditions beyond its reasonable control, including but not limited to, fire, flood, accident, earthquakes, telecommunications line failures, electrical outages, network failures, acts of God, or labor disputes. In the event that Media Company suffers such a delay or default, Media Company shall make reasonable efforts within five business days to recommend a substitute transmission for the Ad or time period for the transmission. If no such substitute time period or makegood is reasonably acceptable to Agency, Media Company shall allow Agency a pro rata reduction in the space, time and/or program charges hereunder in the amount of money assigned to the space, time and/or program charges at time of purchase. In addition, Agency shall have the benefit of the same discounts that would have been earned had there been no default or delay.

b. If Agency’s ability to transfer funds to third parties has been materially negatively impacted by an event beyond the Agency’s reasonable control, including, but not limited to, failure of banking clearing systems or a state of emergency, then Agency shall make every reasonable effort to make payments on a timely basis to Media Company, but any delays caused by such condition shall be excused for the duration of such condition. Subject to the foregoing, such excuse for delay shall not in any way relieve Agency from any of its obligations as to the amount of money that would have been due and paid without such condition.

c. To the extent that a force majeure has continued for 5 business days, Media Company or Agency has the right to cancel the remainder of the IO without penalty.

IX. AD MATERIALS

a. It is Agency’s obligation to submit Advertising Materials in accordance with Media Company’s then existing advertising criteria or specifications (including content limitations, technical specifications, privacy policies, user experience policies, policies regarding consistency with Media Company’s public image, community standards regarding obscenity or indecency (taking into consideration the portion(s) of the Site on which the Ads are to appear), other editorial or advertising policies, and material due dates) (collectively “Policies”) in accordance with Section II(c). Media Company’s sole remedy for a breach of this provision is set forth in paragraphs (b and c) below, Section V(c), and Section X(b). If Advertising Materials are late, Advertiser is still responsible for the media purchased pursuant to IO.

b. Media Company reserves the right within its discretion to reject or remove from its Site any Ads where the Advertising Materials or the site to which the Ad is linked do not comply with its Policies, or that in Media Company’s sole reasonable judgment, do not comply with any applicable law, regulation or other judicial or administrative order. In addition, Media Company reserves the right within its discretion to reject or remove from its Site any Ads where the Advertising Materials or the site to which the Ad is linked are or may tend to bring disparagement, ridicule, or scorn upon Media Company or any of its Affiliates (as defined below), provided that if Media Company has reviewed and approved such Ads prior to their use on the Site, Media Company will not immediately remove such Ads before making commercially reasonable efforts to acquire mutually acceptable alternative Advertising Materials from Agency.

c. If Advertising Materials provided by Agency are damaged, not to Media Company’s specifications, or otherwise unacceptable, Media Company will use commercially reasonable efforts to notify Agency within two business days of its receipt of such Advertising Materials.

d. Media Company will not edit or modify the submitted Ads in any way, including, but without limitation, resizing the Ad, without Agency approval. Media Company shall use all such Ads in strict compliance with these Terms and Conditions and any written instructions provided by Agency.

e. When applicable, Third Party Ad Server tags shall be implemented so that they are functional in all aspects.

f. Media Company, on one hand, and Agency and Advertiser, on the other, will not use the other’s trade name, trademarks, logos or Ads in a public announcement (including, but not limited to, through any press release) regarding the existence or content of these Terms and Conditions or an IO without the other’s prior written approval.

X. INDEMNIFICATION

a. Media Company agrees to defend, indemnify and hold harmless Agency and Advertiser, their Affiliates (as defined below) and their respective directors, officers, employees and agents from any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively “Losses”) incurred as a result of a Third Party (as defined below) claim, judgment or proceeding relating to or arising out of Media Company’s breach of Section XII, Media Company’s display or delivery of any Ad in breach of these Terms and Conditions or the terms of an IO, or that materials provided by Media Company (and not by Agency or Advertiser) for an Ad violate the right of a Third Party, are defamatory or obscene, or violate any law, regulations or other judicial or administrative action, except to the extent (1) that such claim, judgment or proceeding resulted from such materials fulfilling Agency’s or Advertiser’s unique specifications provided that Media Company did not know or should not have reasonably known that such specifications would give rise to the Loss or (2) that such materials are provided to Agency or Advertiser for review and the Agency or Advertiser knew or should have reasonably known from the visual or sonic expression of the Advertisement, while Media Company did not know or should not have reasonably known, that such material violated any law, regulations or other judicial or administrative action, violate the right of a Third

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Party or are defamatory or obscene. An Affiliate means, with respect to either party, any corporation, firm, partnership, person or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with such party to the extent of at least 50% of the equity having the power to vote on or direct the affairs of the entity, and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such party. A “Third Party” means an entity other than the parties to this Agreement, their respective Affiliates, and each of their respective directors, officers, employees and agents.

b. Advertiser agrees to defend, indemnify and hold harmless Media Company its Affiliates and their respective directors, officers, employees and agents from any and all Losses incurred as a result of a Third Party claim, judgment or proceeding relating to or arising out of Advertiser’s breach of Section XII, violation of Policies (to the extent the applicable terms of such Policies have been provided to Agency at least ten days prior to the violation giving rise to the claim), or the content or subject matter of any Ad or Advertising Materials to the extent used by Media Company in accordance with these Terms and Conditions or an IO, including but not limited allegations that such content or subject matter violate the right of a Third Party, are defamatory or obscene, or violate any law, regulations or other judicial or administrative action.

c. Agency represents and warrants that it has the authority as agent to Advertiser to bind Advertiser to these Terms and Conditions and each IO. Agency agrees to defend, indemnify and hold harmless Media Company its Affiliates and their respective directors, officers, employees and agents from any and all Losses incurred as a result of Agency’s alleged breach of the foregoing sentence.

d. If any action will be brought against either party (the “Indemnified Party”) in respect to any allegation for which indemnity may be sought from the other party (“Indemnifying Party”), the Indemnified Party will promptly notify the indemnifying Party of any such claim of which it becomes aware and will: (i) provide reasonable cooperation to the Indemnifying Party at the Indemnifying Party’s expense in connection with the defense or settlement of any such claim; and (ii) be entitled to participate at its own expense in the defense of any such claim. The Indemnified Party agrees that the Indemnifying Party will have sole and exclusive control over the defense and settlement of any such third party claim. However, the Indemnifying Party will not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party’s rights or interests without the prior written consent of the Indemnified Party.

e. Notwithstanding the foregoing, in the event that any Indemnifying Party is required to defend, indemnify or hold harmless an Indemnified Party from a claim, judgment or proceeding of a Related Party (as defined below) of such Indemnified Party pursuant to this Section X, Losses incurred in connection with such claim, judgment or proceeding will be limited to those that are reasonably foreseeable. A “Related Party” is a party in a contractual relationship with the Indemnified Party where such specific contractual relationship relates to the Loss being asserted by that Related Party.

XI. LIMITATION OF LIABILITY

Excluding the parties obligations under Section X or damages that result from a breach of Section XII or intentional misconduct by the parties, in no event will either party be liable for any consequential, indirect, incidental, punitive, special or exemplary damages whatsoever, including without limitation, damages for loss of profits, business interruption, loss of information and the like, incurred by the other party arising out of this Agreement, even if such party has been advised of the possibility of such damages.

XII. NON-DISCLOSURE, DATA OWNERSHIP, PRIVACY AND LAWS

a. Any marked confidential information and proprietary data provided by one party, including the Ad description, and the pricing of the Ad, set forth in the IO, shall be deemed “Confidential Information” of the disclosing party. Confidential Information shall also include information provided by one party, which under the circumstances surrounding the disclosure would be reasonably deemed confidential or proprietary. Confidential Information shall not be released by the receiving party to anyone except an employee, or agent who has a need to know same, and who is bound by confidentiality obligations. Neither party will use any portion of Confidential Information provided by the other party hereunder for any purpose other than those provided for under this Agreement.

b. For purposes of this Section, Agency and Advertiser shall be considered one party. Notwithstanding anything contained herein to the contrary, the term “Confidential Information” shall not include information which: (i) was previously known to a party; (ii) was or becomes generally available to the public through no fault of the receiving party (“Recipient”); (iii) was rightfully in Recipient’s possession free of any obligation of confidence at, or subsequent to, the time it was communicated to Recipient by the disclosing party (“Discloser”); (iv) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; or (v) was communicated by Discloser to an unaffiliated third party free of any obligation of confidence. Notwithstanding the foregoing, either party may disclose Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law or the rules of any applicable securities exchange or as necessary to establish the rights of either party under this Agreement; provided, however, that both parties will stipulate to any orders necessary to protect said information from public disclosure.

c. All personally identifiable information provided by individual web users who are informed that such information is being gathered solely on behalf of Advertiser pursuant to the Advertiser’s posted privacy policy is the property of Advertiser, is subject to the Advertiser’s posted privacy policy, and is considered Confidential Information. Any other use of such information must be set forth in the IO signed by both parties.

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d. Media Company, Agency, and Advertiser shall post on their respective Web sites their privacy policies and adhere to their privacy policies, which abide by the applicable laws. Failure by Media Company, on one hand, or Agency or Advertiser, on the other, to continue to post a privacy policy or non-adherence to its own privacy policy is grounds for immediate cancellation of the IO by the other parties.

e. Agency, Advertiser and Media Company will comply with at all times, all applicable federal, state and local law, ordinances, regulations and codes which are relevant to their performance of their respective obligations under this Agreement.

XIII. THIRD PARTY AD SERVERS

(Applicable if 3rd Party Server Is Used)

a. Media Company will track delivery through its ad server and Agency will also track delivery through its proprietary or subcontracted 3rd Party Ad Server whose identity is set forth in the IO. Agency may not substitute the 3rd Party Ad Server specified in the IO without Media Company’s consent. Agency and Media Company agree to give reciprocal access to relevant and non-proprietary statistics from both ad servers, or if such is not available, provide weekly placement-level activity reports to each other. In the event that the Media Company’s ad server measurements are higher than those produced by the Agency’s 3rd Party Ad Server by more than 10% over the invoice period, Agency will facilitate a reconciliation effort between Media Company and 3rd Party Ad Server. If the discrepancy cannot be resolved and Agency has made a good faith effort to facilitate the reconciliation effort, the Agency reserves the right to either:

1. Consider the discrepancy an under-delivery of the Deliverables as described in Section VI(b) whereupon the parties shall act in accordance with that Section, including the requirement that Agency and Media Company make an effort to agree upon the conditions of a makegood flight, except that for purposes of this Section XIII(a)(1), delivery of any makegood shall be measured by the 3rd Party Ad Server, or

2. Pay Media Company based on Agency 3rd party Ad Server reported data, plus a 10% upward adjustment to delivery.

b. Media Company will make reasonable efforts to publish, and Agency shall make reasonable efforts to cause the 3rd Party Ad Server to publish, a disclosure in the form specified by the AAAA and IAB regarding their respective ad delivery measurement methodologies with regards to compliance with the IAB/AAAA Ad Measurement Guidelines.

c. Section XIII(a) shall be terminated upon the establishment of an IAB/AAAA certification process for compliance with the IAB/AAAA Ad Measurement Guidelines. Upon such termination the parties shall negotiate in good faith a replacement or successor language for that Section.

d. Where an Agency is utilizing a 3rd Party Ad Server and that 3rd Party Ad Server cannot serve the Ad, the Agency shall have a one-time right to temporarily suspend delivery under the IO for a period of up to 72-hours. Upon written notification by Agency of a non-functioning 3rd Party Ad Server, the Media Company has 24 hours to suspend delivery. Following that period, Agency will not be held liable for payment for any Ad that runs within the immediate 72-hour period thereafter until the Media Company is notified that the 3rd Party Ad Server is able to serve Ads. After the 72-hour period passes and Agency has not provided written notification that Media Company can resume delivery under the IO, Advertiser will pay for the Ads that would have run or are run after the 72-hour period but for the suspension and can elect Media Company to serve Ads until 3rd Party Ad Server is able to serve Ads. If Agency does not so elect for Media Company to serve the Ads until 3rd Party Ad Server is able to serve Ads, Media Company may utilize the inventory that would have been otherwise used for Media Company’s own advertisements or advertisements provided by a third party. Upon notification that the 3rd Party Ad Server is functioning, Media Company will have 72 hours to resume delivery. Any delay in the resumption of delivery beyond this period, without reasonable explanation, will result in Media Company owing a makegood to Agency.

XIV. MISCELLANEOUS

a. Media Company represents and warrants that Media Company has all necessary permits, licenses, and clearances to sell the inventory represented in the IO subject to the terms and conditions of this agreement, including any applicable Policies. Advertiser represents and warrants that Advertiser has all necessary licenses and clearances to use the content contained in their Ads and Advertising Materials.

b. Neither Agency nor Advertiser may resell, assign or transfer any of its rights or obligations hereunder, and any attempt to resell, assign or transfer such rights or obligations without Media Company’s prior written approval will be null and void. All terms and provisions of these Terms and Conditions and each IO will be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns.

c. These Terms and Conditions and the related IO constitute the entire agreement of the parties with respect to the subject matter and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to the subject matter of the IO. The IO may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

d. In the event of any inconsistency between the terms of an IO and these Terms and Conditions, the terms of the IO shall prevail. All IOs shall be governed by the laws of the State of California. Media Company and Agency (on behalf of itself and not Advertiser) agree that

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any claims, legal proceeding or litigation arising in connection with the IO (including these Terms and Conditions) will be brought solely in Santa Clara County, California, and the parties consent to the jurisdiction of such courts. No modification of these Terms and Conditions or any IO shall be binding unless in writing and signed by both parties. If any provision herein is held to be unenforceable, the remaining provisions shall remain in full force and effect. All rights and remedies hereunder are cumulative.

e. Any notice required to be delivered hereunder shall be delivered three days after deposit in U.S. mail, return receipt requested, one business day if sent by overnight courier service, and immediately if sent electronically or by fax. All notices to Media Company and Agency shall be sent to the contact as noted in the IO with a copy to the Legal Department. All notices to Advertiser shall be sent to the address specified on the IO. Sections III, VI, X, XI, XII, and XIV shall survive termination or expiration of this Agreement and Section IV shall survive for 30 days after the termination or expiration of this Agreement. In addition, each party shall return or destroy the other party’s Confidential Information and remove Advertising Materials and Ad tags.